Exhibit 2.2

Execution Version

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”) dated as of June 24, 2025, between Novartis AG, a company limited by shares (Aktiengesellschafl) incorporated under the laws of Switzerland (“Parent”), and Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, the “Rights Agent”).

Introduction

WHEREAS, Parent, Redwood Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Regulus Therapeutics Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of April 29, 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (a) Merger Sub has made a tender offer (as it may be amended, modified or extended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Company Shares”) and (b) following the acceptance for payment of Company Shares pursuant to the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Offer or the Merger, as the case may be, the holders of Company Shares (other than Canceled Company Shares and Dissenting Company Shares) and holders of Company Warrants, In the Money Options, Out of the Money Options, Company RSU Awards, Company PSU Awards and shares of Company Preferred Stock (each as defined in the Merger Agreement) will become entitled to receive the contingent cash payment hereinafter described upon the achievement of the Milestone (as defined below) during the Milestone Period (as defined below); and

WHEREAS, pursuant to this Agreement, the amount payable per CVR (as defined below) is the Milestone Payment (as defined below) in cash.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1             Definitions. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than forty-five percent (45%) of the outstanding CVRs as set forth in the CVR Register.

“Assignee” has the meaning set forth in Section 6.3.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger, consolidation or other business combination involving Parent in which Parent is not the surviving entity and in which the stockholders of Parent immediately prior to such transaction collectively own less than 50% of Parent’s voting power immediately after such transaction or (c) any other transaction (including any issuance of securities) involving Parent in which the holders of voting securities of Parent immediately prior to such transaction collectively own securities representing less than 50% of Parent’s voting power immediately after such transaction, in the case of each of the foregoing clauses (a), (b) and (c), whether effected directly or indirectly, and whether effected in a single transaction or a series of related transactions; provided that, no assignment to a controlled Affiliate of Parent shall be deemed a Change of Control.

“Commercially Reasonable Efforts” means the level of efforts and resources that would normally be used by Parent in the United States in the performance of a corresponding activity for a similar pharmaceutical product at a similar stage in development and that has a similar market potential as the Product, taking into account, in each case, all scientific, technical, commercial and other relevant factors, including patent or other intellectual property coverage, proprietary position, expiration and term extension, regulatory and other exclusivity (or lack thereof), manufacturing and supply chain, the availability of product supply, product profile, safety and efficacy, stage of development, actual and anticipated product labeling, the competitiveness of alternative products in the marketplace or under development, the likelihood of receipt of U.S. Regulatory Approval given the regulatory structure involved, the regulatory environment, the availability of coverage and reimbursement and the expected profitability of the applicable product, including actual and expected development costs and time lines and pricing and reimbursement status achieved or likely to be achieved, with respect to pricing determinations, applicable Laws and market practices (including those relating to pricing, discounting and reimbursement), cost of goods and all other actual and expected costs associated with the applicable product, and time lines associated with commercial entry. It is understood and agreed that, notwithstanding the foregoing, product potential (which includes the foregoing factors) may change from time to time based upon changing scientific, legal and regulatory, business and marketing and/or return on investment considerations; provided, that, notwithstanding the foregoing, such level of efforts and resources shall be determined without taking into account the Milestone Payment payable in accordance with, and subject to the terms hereof and the time line considerations shall not factor in the Milestone Period.

“CVRs” means the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Employee Equity Award Holder” means the Equity Award Holders that held Employee Company Stock Awards.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Equity Award Holder” means the Holders of CVRs granted with respect to In the Money Options, Out of the Money Options, Company RSU Awards and Company PSU Awards.

“Governmental Authority” means (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Product.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Indication” means the treatment of autosomal dominant polycystic kidney disease in human patients.

“Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling, Order, treaty, or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Licensee” means any licensee or sublicensee under the Company Intellectual Property Rights that has the rights to develop, apply for U.S. Regulatory Approval for, and commercialize a Product.

“Milestone” the first achievement by any Selling Entity of the U.S. Regulatory Approval for the Product for the Indication.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Notice Date” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means $7.00 per CVR, without interest.

“Milestone Payment Amount” means, for a given Holder, with respect to the achievement of a Milestone (if at all), a one-time payment equal to the sum of (a) the product of (i) the Milestone Payment and (ii) the number of CVRs that are not in respect of an Out of the Money Option held by such Holder as reflected on the CVR Register as of 5:00 p.m., Eastern time, on the Milestone Notice Date, if any, and (b) the Out of the Money Option Consideration payable in respect of the CVRs held by such Holder in respect of an Out of the Money Option as reflected on the CVR Register as of 5:00 p.m., Eastern time, on the Milestone Notice Date, if any.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Milestone Period” means the period commencing as of the Effective Time and ending at 11:59 p.m., Eastern Time, on December 31, 2034.

“Non-Employee Equity Award Holder” means the Equity Award Holders that are not Employee Equity Award Holders.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Out of the Money Option Consideration” means an amount in cash, if any, equal to the product obtained by multiplying (a) the aggregate number of CVRs received in respect of an Out of the Money Option, by (b) an amount equal to (ii) the Per Share Value Paid as of the Milestone Payment Date, less (ii) the per share exercise price of such Out of the Money Option.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are passed to beneficiaries of the Holder upon the death of the Holder, (c) pursuant to a court order (including in connection with bankruptcy or liquidation), (d) by operation of Law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC or (f) as provided in Section 2.6.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Product” means any pharmaceutical compound that contains the chemically modified oligonucleotide inhibiting microRNA-17 (miR-17), known as farabursen (RGLS 8429).

“Rights Agent” means the Contingent Value Rights Agent named in the preamble to this Agreement, until a successor Contingent Value Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Contingent Value Rights Agent.

“Selling Entity” means (a) Parent, (b) any Affiliate or Licensee of Parent or (c) any third party that is a transferee, successor or assignee of any of the foregoing in (a) or (b) of the rights under the Company Intellectual Property Rights owned or controlled by Company or any of its Subsidiaries as of the Effective Time and that has the rights to develop, apply for U.S. Regulatory Approval for, and commercialize a Product. “Selling Entity” excludes any (sub)contractors or distributors of any of the foregoing in (a) to (c).

“Significant Pharmaceutical Company” means a company which, together with its Affiliates, has capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products that, in its most recent fiscal year completed prior to the close of the transaction pursuant to which such company obtained rights to the Product as set forth in Section 4.4(b), had annual consolidated revenues (with its Affiliates) of at least $10 billion, as reflected in such company’s audited financial statements.

“U.S. Regulatory Approval” means the approval by the FDA of a new drug application submitted to the FDA pursuant to 21 U.S.C. § 355(b) and 21 C.F.R. Part 314 (for clarity, including accelerated approval pursuant to 21 U.S.C. § 356(c) and 21 C.F.R. Part 314 Subpart H) that is necessary for the commercial marketing and sale of the Product in the United States of America for the Indication.

Section 1.2             Rules of Construction. Unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes or Schedules are to Articles, Sections, Annexes or Schedules of this Agreement unless otherwise specified. If a term used herein is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless otherwise indicated, whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” is not exclusive. References to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “foreign” or words of similar import shall be deemed to refer to any jurisdictions outside the United States. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The parties hereto have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against any particular party.

ARTICLE 2
CONTINGENT VALUE RIGHTS

Section 2.1             CVRs. Notwithstanding anything to the contrary, this Agreement shall only become effective as of, and contingent upon, the Closing and shall be void ab initio and of no effect upon the valid termination of the Merger Agreement. The CVRs represent the rights of Holders (granted to the initial Holders pursuant to the Merger Agreement) to receive a contingent cash payment pursuant to this Agreement and the Merger Agreement.

Section 2.2             Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be null and void ab initio and of no effect.

Section 2.3             No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           The CVRs will not be evidenced by a certificate or other instrument.

(b)           Subject to the receipt by the Rights Agent of the information and instructions described in Section 4.1, the Rights Agent will keep an up-to-date register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs, and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Company Shares held by DTC on behalf of the street holders of the Company Shares as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of Company Shares by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c)           Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the proposed transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the proposed transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent will have no duty or obligation to take any action under any Section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d)           A Holder (or an authorized representative thereof) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder (or an authorized representative thereof). Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4             Payment Procedures.

(a)           If the Milestone is achieved at any time prior to the expiration of the Milestone Period, then (i) as soon as reasonably practicable following the achievement of the Milestone (and in any event no later than thirty (30) days) after the date on which the Milestone is achieved (the “Milestone Payment Date”), Parent shall deliver or cause to be delivered to the Rights Agent a written notice (the “Milestone Notice” and the date on which such Milestone Notice is delivered to the Rights Agent, the “Milestone Notice Date”) indicating that the Milestone has been achieved and (ii) unless otherwise agreed with the Rights Agent, no later than the Milestone Notice Date, Parent shall deliver to Computershare cash, by wire transfer of immediately available funds to an account specified by Computershare, equal to the aggregate amount necessary to pay the Milestone Payment Amounts to all Holders pursuant to Section 4.2 other than Employee Equity Award Holders (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to Section 2.4(b) of this Agreement and Section 3.7(d) of the Merger Agreement).

(b)           The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the Milestone Notice, send each Holder (other than the Employee Equity Award Holders) at its registered address a copy of the Milestone Notice and cause Computershare to pay the Milestone Payment Amount to each of the Holders (other than the Employee Equity Award Holders) by check mailed to the address of each such Holder as reflected in the CVR Register as of 5:00 p.m., Eastern time, on the Milestone Notice Date (and with respect to Non-Employee Equity Award Holders, in no event more than seventy-four (74) days following the date on which the Milestone is achieved). Parent (i) shall promptly, and in any event within ten (10) Business Days after delivery to the Rights Agent of the Milestone Notice, send or cause to be sent to each Employee Equity Award Holder at such Holder’s registered address a copy of the Milestone Notice and (ii) with respect to any portion of the aggregate Milestone Payment Amount that is payable to Employee Equity Award Holders, shall, as soon as reasonably practicable following the Milestone Notice Date (but in any event no later than thirty (30) days following the Milestone Notice Date, and in all events no later than the date that is seventy-four (74) days following the date on which the Milestone is achieved), pay, or shall cause the Surviving Corporation (as defined in the Merger Agreement) or an Affiliate thereof (or, at Parent’s election, a third party payroll provider of national reputation) to pay through Parent’s, the Surviving Corporation’s or such Affiliate’s (or such third party payroll provider’s) payroll system (and subject to any applicable withholding Taxes pursuant to Section 3.8(e) of the Merger Agreement), the Milestone Payment Amount payable to each such Employee Equity Award Holder in accordance with Section 3.7(d) of the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that the Milestone shall be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code and that any Milestone Payment Amounts with respect to Company Stock Awards (as defined in the Merger Agreement) be exempt from Section 409A of the Code. For purposes of Section 409A of the Code, each payment in respect of a Company Stock Award under Section 3.7(d) of the Merger Agreement or this Agreement shall be treated as a separate payment.

(c)           Unless otherwise required as a result of a change of Law, and except to the extent any portion of the Milestone Payment is required to be treated as imputed interest pursuant to applicable Tax Law, the parties hereto agree to treat (i) the CVRs received with respect to the Company Shares pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as additional consideration paid at the Effective Time for the Company Shares, Company Preferred Stock or Company Warrants pursuant to the Merger Agreement, as the case may be, (ii) any Milestone Payment received in respect of such CVRs as amounts realized on the termination of the CVRs with respect to the Milestone and (iii) Milestone Payments paid in respect of CVRs received with respect to In the Money Options, Out of the Money Options, Company RSU Awards, and Company PSU Awards pursuant to the Merger Agreement, for all U.S. federal and applicable state and local income Tax purposes, as wages or other compensation for services in the year in which the applicable Milestone Payment Amount is made. Notwithstanding the foregoing, Parent may, and may cause the Surviving Corporation to, report imputed interest on the CVRs and Milestone Payments pursuant to Section 483 of the Code.

(d)           Parent, or its applicable Affiliate (including the Surviving Corporation), shall be entitled to deduct and withhold, or cause the Rights Agent (or third party payroll provider) to deduct and withhold, from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law, as may reasonably be determined by Parent, its applicable Affiliate, or the Rights Agent. With respect to In the Money Options, Out of the Money Options, Company RSU Awards and Company PSU Awards, any such Tax withholdings may be made, or caused to be made, by Parent through Parent’s, the Surviving Corporation’s or its applicable Affiliate’s (or third party payroll provider’s) payroll system. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder (other than an Equity Award Holder), the Rights Agent shall solicit from each Holder an IRS Form W-9 or W-8, as applicable, and any other appropriate forms or information, within a reasonable amount of time in order for such Holder to avoid or reduce such withholding, and the Milestone Payment Amount may be reasonably delayed in order to gather such Tax forms. Parent or its applicable Affiliate (including the Surviving Corporation) shall, or shall direct the Rights Agent to, take all action that may be necessary to ensure that any amounts deducted or withheld in respect of Taxes are promptly and properly remitted to the appropriate Taxing Authority. To the extent any amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and as required by applicable Tax Law. Parent shall direct and instruct the Rights Agent regarding the Tax information reporting with respect to any Milestone Payment Amount under applicable Tax Law, and the Rights Agent will comply with any Tax reporting obligations in accordance with applicable Tax Law and Parent’s instructions; provided that, the Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except as specifically instructed in writing by Parent.

(e)           Any portion of the aggregate Milestone Payment Amount (and any interest or other income earned thereon) delivered to Computershare that remains undistributed to a Holder twelve (12) months after the date of the delivery of the Milestone Notice shall be delivered by Computershare to Parent, upon demand, and any Holder shall thereafter look only to Parent (subject to abandoned property, escheat and other similar applicable Law) for payment of such Milestone Payment Amount, without interest, but such Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(f)            Neither Parent nor the Rights Agent shall be liable to any Person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s and the Rights Agent’s commercially reasonable efforts to deliver the Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Authority, any such Milestone Payment Amount shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent. The indemnification provided by this Section 2.4(f) shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

(g)           All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. The parties hereto agree that any Funds deposited with Computershare pursuant to this Agreement shall constitute a segregated account and shall not be commingled with the monies, assets or property of Computershare or any other person or entity. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (a) funds backed by obligations of, or guaranteed by, the United States of America; (b) commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody's Investors Service, Inc. (“Moody’s”), respectively; or (c) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $5 billion (based on the most recent financial statements of such bank that are then publicly available). No such investment shall have maturities that could prevent or delay payments in accordance with this Agreement. Computershare will only draw upon the Funds in such account(s) as required from time to time in order to pay the Milestone Payment Amounts to Holders and to make any applicable tax withholding payments. Parent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, except for any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any Holder or any other party.

Section 2.5             No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)           The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b)           The CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6             Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written notice of such abandonment to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE 5 and Section 6.3. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.6.

ARTICLE 3
THE RIGHTS AGENT

Section 3.1             Certain Duties and Responsibilities.

(a)           Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its own fraud, gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(b)           All rights of action of any or all Holders under this Agreement may, upon the written direction of the Acting Holders, be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear. The Holders, acting by the written consent of the Acting Holders, may direct in writing the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. Rights Agent may only proceed to and shall be entitled and empowered to protect and enforce the rights herein for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing, and notwithstanding anything to the contrary herein, the Rights Agent shall be under no duty or obligation to institute any action, suit or proceeding, or to take any other similar action likely to result in the incurrence of expenses or liability by the Rights Agent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent; provided that, in the event that the Rights Agent elects to institute any action, suit or proceeding, or to take any other action directed by the Holders, pursuant to a direction of the Acting Holders, the Acting Holders (on behalf of all Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred pursuant to an agreement in form and substance reasonably satisfactory to the Rights Agent and shall reimburse the Rights Agent for any such costs and expenses upon demand by the Rights Agent. To the extent that the Rights Agent elects not to institute any action, suit or proceeding, or to take any other similar action on behalf of the Holders in enforcing any of their rights hereunder, including pursuant to a direction by the Acting Holders, then the Acting Holders may, on behalf of all Holders, institute such action, suit or proceeding or take such other action to enforce any such rights; provided that any such action taken by the Acting Holders shall be undertaken in accordance with Law and the provisions of this Agreement. No individual Holder shall be entitled to protect and enforce its rights or the rights of the Holders other than through the Rights Agent under the direction of the Acting Holders, as provided for in this Section 3.1. Any Legal Proceeding to enforce any rights of the Holders shall only be brought once by either of the Rights Agent or the Acting Holders, and shall not be brought by both the Rights Agent and the Acting Holders. For the avoidance of doubt, the Rights Agent shall not be deemed an agent of the Holders.

Section 3.2             Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)           the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by the Rights Agent to be genuine and to have been signed or presented by the proper party or parties;

(b)           whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which shall constitute full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by the Rights Agent under the provisions of this Agreement in good faith reliance upon such certificate;

(c)           the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any written opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by the Rights Agent hereunder in the absence of fraud, gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction);

(d)           the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)           the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers;

(f)           the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)           the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent); nor shall the Rights Agent be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)           Parent shall indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgement, fine, penalty, claim, demands, suits, settlement, cost or expense (each, a “Loss”) for any action taken, suffered or omitted to be taken by the Rights Agent arising out of or in connection with the execution, acceptance, administration, exercise and performance by the Rights Agent of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees of outside counsel) of defending the Rights Agent against any Loss arising therefrom, directly or indirectly, or enforcement of its rights hereunder incurred, in each case except to the extent such Loss has been determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction to be a result of Rights Agent’s fraud, gross negligence, bad faith or willful misconduct;

(i)            Notwithstanding anything to the contrary herein, in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages. Notwithstanding anything to the contrary contained herein, the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed three times the amount paid or payable hereunder by Parent to the Rights Agent as fees and charges during the 12 months immediately preceding the event for which recovery from the Rights Agent is being sought; provided, however, that such liability cap shall not apply in the case of the Rights Agent’s own willful misconduct, fraud or bad faith (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction);

(j)            Parent shall (i) pay the Rights Agent the fees as set forth in Schedule 1 hereto (the “Fee Schedule”) and (ii) reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent (other than withholding Taxes owed by the Holders and Taxes imposed on or measured by the Rights Agent’s net income and any business profits, franchise and similar Taxes imposed on it in lieu of net income Taxes) in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder;

(k)           no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent;

(l)            the Rights Agent shall have no obligation under this Agreement to calculate the Milestone Payments due to Holders, nor shall the Rights Agent have any duty or obligation to investigate or confirm whether any determination by Parent of the Milestone Payments due to Holders is accurate or correct;

(m)          the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, in each case, unless and until such notice has been given in accordance with Section 6.1;

(n)           unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for Parent or for any other Person;

(o)           the Rights Agent may perform any and all of its duties itself or through its agents, representatives, attorneys, custodians and/or nominees and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees, absent fraud, gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) in the selection and continued employment thereof;

(p)           the Rights Agent shall act hereunder solely as agent for Parent and it shall not assume any obligations or relationship of agency or trust with any of the Holders;

(q)           the Rights Agent shall not have any duty or responsibility with respect to any action or default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent;

(r)            other than as set forth in Section 3.1(b) or, with respect to a signature guaranty as provided in Section 2.3(c), no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any Milestone Payment Amount in any circumstance except as provided in Section 2.4(d); and

(s)           the provisions of this Section 3.2 and the second sentence of Section 3.1(a) shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent and the payment, termination and the expiration of the CVRs.

Section 3.3             Resignation and Removal; Appointment of Successor.

(a)           The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice shall be sent at least sixty (60) days prior to the date so specified and such resignation shall become effective on the earlier of (i) the date so specified and (ii) the appointment of a successor Rights Agent. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b)           If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent shall as soon as is reasonably possible appoint a qualified successor Rights Agent, which successor, unless otherwise consented to in writing by the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)           Parent shall give or cause to be given notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by notice through the facilities of DTC in accordance with DTC’s procedures and/or by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send or cause to be sent such notice within thirty (30) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent. Parent’s failure to give any notice provided for in this Section 3.3(c), however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d)           The Rights Agent shall cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional out-of-pocket expenditure or assume any additional liability in connection with the foregoing.

Section 3.4             Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) shall execute, acknowledge and deliver to Parent and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the predecessor Rights Agent. On request of Parent or the successor Rights Agent, the predecessor Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the predecessor Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

ARTICLE 4
COVENANTS

Section 4.1             List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent (a) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the Company Shares), the names and addresses of the Holders of such securities within thirty (30) Business Days after the Effective Time, (b) in the case of Company Warrant Holders, the names and addresses of the Holders of such securities set forth in the books and records of the Company within thirty (30) Business Days after the Effective Time, and (c) in the case of Equity Award Holders, the names and addresses of the Holders of such securities set forth in the books and records of the Company at the Effective Time and in accordance with the terms of the Merger Agreement. The Rights Agent acknowledges receipt of the information described in clause (a) of this Section 4.1. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the write up of the CVR Register and list of initial Holders to Parent promptly thereafter and, in any event, within thirty (30) days of the receipt of such names and addresses from Parent or the Company’s transfer agent, as the case may be.

Section 4.2             Payment of Milestone Payment Amounts. If the Milestone has been achieved at any time prior to the expiration of the Milestone Period in accordance with this Agreement, Parent will deposit, or cause to be deposited, with the Rights Agent, when payable in accordance with the terms of this Agreement, for payment to the Holders in accordance with Section 2.4 (other than Employee Equity Award Holders, in respect of which any Milestone Payment Amounts shall be paid in accordance with Section 2.4(b)), the aggregate amount necessary to pay the Milestone Payment Amount to each Holder. For the avoidance of doubt, the Milestone Payment Amount shall only be paid, if at all, one time under this Agreement, and no Milestone Payment Amount shall be payable with respect to any achievement of the Milestone after the last day of the Milestone Period.

Section 4.3             Books and Records. Parent shall, and shall cause its controlled Affiliates to, keep records in sufficient detail to enable the Holders to determine the amounts payable hereunder.

Section 4.4             Additional Covenants.

(a)           During the period commencing as of the Effective Time and ending at the earlier of (i) the date upon which the Milestone has been achieved and (b) the expiration of the Milestone Period, Parent shall, whether by itself or through another Selling Entity, use Commercially Reasonable Efforts to achieve the Milestone. The parties hereby expressly disclaim any extra-contractual covenants, obligations or undertakings with respect to the Milestone or any Milestone Payment Amount (including, for the avoidance of doubt, any claims of fraud) and agree that the sole obligations of the parties with respect to the Milestone or any Milestone Payment Amount shall be as set forth in this Agreement and the Merger Agreement.

(b)           In the event that Parent desires to consummate a Change of Control during the Milestone Period but before the Milestone has been achieved, Parent shall cause the Person acquiring Parent to assume or guarantee Parent’s obligations, duties and covenants under this Agreement to the extent not effected by operation of Law. No later than thirty (30) days following the consummation of any Change of Control, Parent shall deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.4(b) and that all conditions precedent herein relating to such transaction have been complied with.

Parent shall not, and shall cause its Affiliates not to, directly or indirectly, by a sale, merger, joint venture, exclusive license or any similar transaction or arrangement, sell, transfer, convey or otherwise dispose of all or substantially all of their respective rights to research, develop, manufacture, commercialize or otherwise exploit the Product for the Indication to a third party (other than Parent or any of its controlled Affiliates) if any Milestone Payment Amounts remain unpaid unless, as a condition to such sale, transfer, conveyance, assignment, exclusive license or disposition, (i) such third party expressly and unconditionally assumes and agrees to be bound, by an assumption agreement, duly executed and delivered to the Rights Agent, all obligations of Parent, including any payment obligations, set forth in this Agreement with respect to the Milestone, including the obligation to pay the Milestone Payment Amounts, if the same has not then been paid, in accordance with the terms hereunder (such obligations in this Section 4.4(b), the “Assumed Obligations”) and (ii) if such third party is not a Significant Pharmaceutical Company, Parent shall remain liable for the performance of all of its obligations under this Agreement to the extent such third party does not perform such obligations. For clarity, (A) if such third party is a Significant Pharmaceutical Company, upon consummation of such sale, transfer, conveyance or disposition and execution by such third party of such assumption agreement, and notice thereof to the Rights Agent and the Holders, neither Parent, nor any of its Affiliates (including the Surviving Corporation), shall have any further liability or obligation with respect to any Assumed Obligations. The restrictions set forth in this Section 4.4(b) shall not apply to sales of any Product made by Parent or its Subsidiaries or Affiliates, any sale, assignment, transfer or exclusive license of all or substantially all of the rights to the Product in any country of the world except for the United States, or ordinary course non-exclusive licensing arrangements between Parent and its Subsidiaries or controlled Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing or selling the Product.

ARTICLE 5
AMENDMENTS

Section 5.1             Amendments without Consent of Holders.

(a)           Without the consent of any Holders, Parent, at any time and from time to time, may enter into one or more amendments hereto with the Rights Agent, for any of the following purposes:

(i)            to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii)           to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent will consider to be for the protection or benefit of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)          as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, the Securities Exchange Act of 1934 or any applicable state securities or “blue sky” Laws; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)           to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4;

(vi)          to evidence the assignment of this Agreement by Parent as provided in Section 4.4; or

(vii)         any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)           Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 2.6 or Section 6.4.

(c)           Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2             Amendments with Consent of Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)           Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3             Execution of Amendments. In executing any amendment permitted by this ARTICLE 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that it has reasonably determined affects the Rights Agent’s own obligations, rights, privileges, protections, powers, immunities or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

Section 5.4             Effect of Amendments. Upon the execution of any amendment under this ARTICLE 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE 6
OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1             Notices to Rights Agent and Parent. All notices, requests and other communications to any party hereunder shall be in writing (and, except in the case of the Rights Agent, including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received or otherwise with acknowledgement of receipt) and shall be given:

if to the Rights Agent, to it at:

Computershare Trust Company, N.A.,

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attention: Client Services

if to Parent, to it at:

Novartis AG

c/o Novartis International AG

Lichtstrasse 35

4056 Basel

Switzerland

Attention: Janet Raimondo, Global Head Legal Transactions; Jonathan Emery, Head Corporate Legal M&A

E-mail: [***]

with a copy (which shall not constitute notice) to:

Covington and Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

Attention: Catherine J. Dargan, Michael J. Riella

E-mail: [***]

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to this Section 6.1. All such notices, requests and other communications shall be deemed delivered when sent, except in the case of an e-mail transmission, which shall be deemed delivered upon acknowledgement of receipt.

Section 6.2             Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.3             Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party, any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (b) in connection with a sale, transfer, conveyance or disposition transaction conducted in compliance with Section 4.4 or (c) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a), (b) or (c), an “Assignee”), in each case provided that the Assignee agrees, in an instrument supplemental hereto, executed and delivered to the Rights Agent, to assume and be bound by all of the terms of this Agreement (including the due and punctual payment of the CVRs). Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, Parent (or the other applicable assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4             Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent and its permitted successors and assigns, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders shall have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any Legal Proceeding with respect to this Agreement, and no individual Holder or other group of Holders shall be entitled to exercise such rights.

Section 6.5             Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)           This Agreement and all actions arising under or in connection therewith shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any provision of Law or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)           The parties hereto agree that any action, litigation or suit seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party hereto or any of its Affiliates or against any party hereto or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, litigation or suit and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, litigation or suit in any such court or that any such action, litigation or suit brought in any such court has been brought in an inconvenient forum. Process in any such action, litigation or suit may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 6.1 shall be deemed effective service of process on such party; provided that, nothing in this Section 6.5(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 6.5(c).

Section 6.6             Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding anything to the contrary herein, if an excluded provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

Section 6.7             Counterparts and Signature. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in ..pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.8             Termination. This Agreement shall be terminated and be of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earliest to occur of (a) the mailing (or payment by other means) by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all Milestone Payment Amount required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders and (c) the expiration of the Milestone Period. Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement shall relieve any party hereto of any liability for any breach of this Agreement occurring prior to such termination. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Section 2.4(f), the second sentence of Section 3.1(a), Section 3.2, Section 6.4 through Section 6.9, and Section 6.11, which shall survive the termination of this Agreement.

Section 6.9             Entire Agreement. As among Parent and the Holders, this Agreement (including the schedules, exhibits and annexes hereto) and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between such parties, with respect to the subject matter hereof and thereof. As between Parent and the Rights Agent, this Agreement (including the schedules, exhibits and annexes hereto) contains the entire understanding of such parties with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement with respect to the rights, obligations, duties, protections and liabilities of the Rights Agent, this Agreement will govern and be controlling.

Section 6.10           Payments on Next Business Day. In the event that a Milestone Payment Date or any other date by which any payment in respect of the CVRs shall be required to be made hereunder shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next Business Day thereafter with the same force and effect as if made on the applicable required date.

Section 6.11           Confidentiality. The Rights Agent and the Parent agree, as applicable, that (a) all books, records, information and data pertaining to the business of Parent or its Affiliates, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement (collectively, “Parent Confidential Information”), and (b) the fees for services set forth in the Fee Schedule (“Rights Agent Confidential Information”), shall be treated as confidential, shall not be used for any purpose other than carrying out their respective duties under this Agreement and shall not be disclosed by either party to any other Person, including any Holder, except (i) in the case of Parent, to its directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by Parent, in each case who need to know such information, who have been informed of the confidential nature of such information and who are directed to maintain the confidentiality thereof, or (ii) in the case of either Parent or the Rights Agent, as may be required by a valid order of any Governmental Authority of competent jurisdiction or as otherwise required by applicable Law, the rules and regulations of the Securities and Exchange Commission or any stock exchange on which the securities of the disclosing party are listed, or pursuant to subpoenas from state or federal Governmental Authorities (subject, in the case of clause (ii), to (x) the disclosing party notifying, to the extent permitted by Law, the non-disclosing party of such potential disclosure as promptly as practicable in advance of such disclosure, (y) the Rights Agent exercising reasonable best efforts to preserve the confidentiality of Parent Confidential Information or Parent exercising reasonable best efforts to preserve the confidentiality of Rights Agent Confidential Information, as applicable, including, in each case, by cooperating with the non-disclosing party, at the non-disclosing party’s expense, in any effort to restrict disclosure of such Parent Confidential Information or Rights Agent Confidential Information, as applicable, and (z) the Rights Agent only disclosing such Parent Confidential Information, and Parent only disclosing such Rights Agent Confidential Information, as applicable, that is required to be so disclosed by such valid order, such applicable Law, rule or regulation of the Securities and Exchange Commission or any stock exchange on which the securities of the disclosing party are listed or such subpoena).

Section 6.12           Force Majeure. Notwithstanding anything to the contrary contained herein, neither the Rights Agent nor Parent will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemics, pandemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

Section 6.13           Further Assurances. Parent shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representatives as of the day and year first above written.

NOVARTIS AG

By:	/s/ Juliana Mazza Reis
Name:	Juliana Mazza Reis
Title:	Senior Director M&A

By:	/s/ David Quartner
Name:	David Quartner
Title:	AS Attorney

Signature page to Contingent Value Rights Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representatives as of the day and year first above written.

COMPUTERSHARE INC. and
COMPUTERSHARE TRUST COMPANY, N.A.
as Rights Agent

On behalf of both entities

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Senior Manager, Corporate Actions

Signature page to Contingent Value Rights Agreement

Schedule 1

Fee Schedule

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